Exhibit 3.3

CERTIFICATE OF INCORPORATION

of

ASG FINANCE, INC.

FIRST. The name of the Corporation is ASG Finance, Inc.

SECOND. Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent in charge thereof is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The amount of the total authorized capital stock of this corporation is one hundred (100) shares at no par value.

FIFTH. The name and mailing address of the incorporator are as follows:

Name:	Shahm Al-Wir
Mailing Address:	Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10016

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 27th day of September, 2004.

By:	/s/ Shahm Al-Wir
Shahm Al-Wir, Esq.
Authorized Person